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                                                                  EXHIBIT (n)(1)

                     NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS
                         MULTIPLE CLASS PLAN AS AMENDED

         This Multiple Class Plan ("Plan") has been prepared, pursuant to the requirements of rule 18f-3(d) under the Investment Company Act of 1940 ("Investment Company Act" or "Act"), in connection with the offer and sale of shares of the various series of Nicholas-Applegate Institutional Funds (the "Trust"). Each series (each a "Fund" and collectively the "Funds") of the Trust is a multiple class fund within the meaning of rule 18f-3.

         In accordance with the requirements of rule 18f-3, this Plan describes the differences among the classes of shares that are issued by the Funds, including the distribution arrangement that pertains to each class, the methods of allocating expenses relating to those differences, and the conversion features or exchange privileges relating to the classes.

                                 I. BACKGROUND

         The Trust is an open-end investment company registered under the Investment Company Act. The Trust currently has 16 Funds. It may have other Funds in the future. Each Fund has differing investment objectives and policies.

         Some Funds will offer Classes I - V shares, and certain Funds also will offer Class R Retail shares. The classes of each Fund represent interests in the same portfolio of investments held by the Fund and, except as described below, are identical in all respects. The classes differ in the following respects: (1) Class R shares are subject to a distribution plan, but other classes are not;
(2) the expenses that may be incurred by or allocated to one class as compared to the other, and the expense limitations applicable to one class as compared to the other; (3) the types of investors eligible to purchase each class of shares;
(4) the exchange and conversion privileges of each class; and (5) the voting rights accorded to each class. These differences are discussed below in more detail.

                         II. DISCUSSION OF DIFFERENCES

     A.   DISTRIBUTION PLAN ARRANGEMENTS

         Class R shares of certain Funds but not the shares of other classes of such Funds are subject to a Rule 12b-1 Distribution Plan. Pursuant to the Rule 12b-1 Distribution Plan, Class R shares of each such Fund pay the Fund's Distributor and annual fee of up to 0.25% of the average net assets of the Fund attributable to Class R shares.

     B.   SHAREHOLDER SERVICE AND ADMINISTRATIVE SERVICE PLAN ARRANGEMENTS

         The shares of each class of each Fund are subject to a Shareholder Service Plan and to an Administrative Service Plan (the "Service Plans"). Pursuant to each of the Service Plans, each class of shares pays the Funds' Distributor or Investment Adviser annual fees ranging from 0% to 0.25% of the average net assets of the Fund attributable to such class of shares.

     C.   ELIGIBLE INVESTORS

         Class R shares are being offered primarily to participants in qualified retirement plans, certain financial institutions, and asset allocation programs through the Distributor and unaffiliated broker-dealers. Each other class of shares is available only through the Distributor to institutions and certain allocation programs in amounts that satisfy the shareholder account minimums for such class.

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     D.   EXPENSE LIMITATIONS

         The Trust's Adviser has agreed that it will reduce its investment advisory fee and pay or reimburse each Fund for other operating expenses as necessary to ensure that certain expenses of the various classes of shares of the Fund will not exceed a specified percentage of the class average daily net assets on an annualized basis. Any such fee reductions and reimbursements will be allocated among the classes of a Fund in accordance with the preferential dividend requirements of Subchapter M of the Internal Revenue Code of 1986, as amended. A Fund will reimburse the Adviser for fees foregone or other expenses paid by the Adviser in any fiscal year pursuant to the expense guarantee at a later date, without interest, so long as such reimbursement will not cause the annual expense ratio for the year in which it is made to exceed the amount of the expense guarantee. The reimbursement obligation will expire at the end of the third full fiscal year after the year in which the fees were waived or expense paid. No Fund will be required to repay any unreimbursed amounts to the Adviser upon termination of its investment management contract with respect to the Fund.

     E.  ALLOCATION OF EXPENSES

         Certain expenses of a Fund will be allocated solely to a particular class of shares of the Fund because they relate only to the expenses of that class. Such expenses may include:

         (a) distribution, administrative service and shareholder service fees pursuant to the Distribution Plan, Administrative Service Plan and the Shareholder Service Plan; and

         (b) any other incremental expenses that should be properly allocated to a particular class of shares.

         Other expenses of each Fund will be allocated to all classes of shares of the Fund in accordance with the requirements of rule 18f-3(c). These expenses include the management fee paid to the Adviser to the Fund; the custodial fee; and certain other expenses of the Fund. These expenses will be allocated to each class of a Fund based on the net asset value of such class in relation to the net asset value of the Fund.

     F.  EXCHANGE AND CONVERSION PRIVILEGES

         Shareholders of each class of a Fund may exchange their shares for shares of the same class of any of the other Funds only if they are eligible to purchase shares of such class. The account of any shareholder in any class other than Class R shall be automatically converted into the shares of a class of the same Fund with a higher shareholder account minimum if the shares in such account have a value equal to or higher than such minimum as of the end of any day in which the shares of the Fund are valued. The account of any shareholder in any class other than Class R shall be automatically converted into the shares of a class with a lower shareholder account minimum if, by reason of the redemption of shares, the value of the shares in such account is less than the shareholder account minimum for the account's class as determined at the end of any day in which the shares of the Fund are valued. All exchanges and conversions pursuant to this paragraph shall be made at the respective net asset values next determined after receipt of the request in good order, and all conversions pursuant to this paragraph shall be made at the respective net asset values determined as of the end of the day in which the account is converted.

     G.   VOTING OF SHARES

         The voting rights of each shareholder of a Fund are the same, except that Class R shares will have the exclusive right to vote on matters relating to the Distribution Plan, to the

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extent that such a shareholder vote is required by the Act or otherwise requested. Rule 12b-1 adopted by the Securities and Exchange Commission under the Investment Company Act requires that (i) any amendment of the Distribution Plan to increase materially the costs which Class R shares of a Fund may bear for distribution services under the Plan must be approved by a vote of a majority of the outstanding Class R shares of the Fund; and (ii) the Distribution Plan may be terminated at any time with respect to Class R shares of a Fund by the vote of a majority of the outstanding Class R shares of the Fund; and (iii) the Distribution Plan may be terminated at any time with respect to Class R shares of a Fund by the vote of a majority of the outstanding Class R shares of the Fund. Each shareholder is entitled to one vote for each full share held and fractional votes for fractional shares held. Shareholders will vote in the aggregate and not by class or Fund, except as noted above and where otherwise required by law (or when permitted by the Board of Trustees).

Adopted on February 19, 1999

Amended on November 8, 2002





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